Exhibit (h)(ix)

FMI FUNDS, INC.
FIFTH AMENDMENT TO THE TRANSFER AGENT
 SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of the 1st day of November, 2014, to the Transfer Agent Servicing Agreement, dated as of December 17, 2003, as amended March 23, 2006, December 21, 2007, December 31, 2010 and December 20, 2013 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Wisconsin corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the length of the agreement, the list of the funds and the fees; and

WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 9. Term of Agreement; Amendment of the Agreement is hereby superseded and replaced with the following:

Section 9.  Term of Agreement; Amendment
This Agreement will continue in effect through December 31, 2017.  This Agreement may be terminated by either party upon giving twelve (12) months prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John S. Brandser	By: /s/ Ian Martin

Name: John S. Brandser	Name: Ian Martin

Title: Vice President	Title: Executive Vice President

Amended Exhibit A
to the
Transfer Agent Servicing Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Large Cap Fund
FMI International Fund
FMI Common Stock Fund

Amended Exhibit B to the Transfer Agent Servicing Agreement – FMI Funds, Inc.
Transfer Agent Shareholder Services
 (FMI Large Cap Fund, FMI Common Stock Fund, FMI International Fund)
ANNUAL FEE SCHEDULE-EFFECTIVE  01/01/2015

Service Charges to the Fund
Base Fee   $[  ] per fund
(Total of $[  ] for [  ]  Funds)

Shareholder Account Fees
    No-Load Open Accounts  - $[  ] /account*
NSCC Matrix Level 3 Open
Accounts  -  $[  ] / account*
Closed Accounts -               $[  ] /account*

CCO Support           $[  ] /annually

Activity Charges
Telephone Calls - $[  ] /minute
 Draft Check Processing - $[  ] /draft
Daily Valuation Manual Trades - $[  ] /trade
Lost Shareholder Search - $[  ] /search
AML Base Service (excl Level 3 accounts)
[  ] -[  ]  accounts - $[  ] /year
[  ] -[  ] accounts - $[  ] /year
[  ] -[  ] accounts - $[  ] /year
[  ]+ accounts - $[  ] /year
   Omnibus Accounts:
• $[  ] per transaction

Included Services:
FAF Money Market Service Organization

*The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed

Fees are calculated pro rata and billed monthly.

Out-of-pocket Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC Profile, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, return mail processing, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment,  charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa) and additional services mutually agreed upon.